Exhibit 10.15

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into, as of this 20th  day of November, 2013, by and between  Dai Nippon Printing Co., Ltd., a corporation organized under the laws of Japan, with its principal place of business at 1-1-1, Ichigaya-Kagacho, Shinjuku-ku, Tokyo 162-8001, Japan (“DNP”) and Photronics Semiconductor Mask Corporation , a corporation organized under the laws of the Republic of China (hereinafter “ROC” or “Taiwan”) , with its registered office at  1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan, R.O.C  (“Company”).  Each of DNP and the Company is hereafter referred to as a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, in order to integrate resources, reduce operating costs and expand the economic scale of each of  DNP Photomask Technology Taiwan Co. Ltd.  (DPTT”) and Photronics Semiconductor Mask Corp. which is the predecessor of the Company,  DPTT agreed to enter into a Merger Agreement (“Merger Agreement”) with the Company as the surviving company;

WHEREAS, after the merger of DPTT into the Company, the Company will (a) become a joint venture entity directly or indirectly owned by Photronics, Inc., a corporation organized under the laws of the State of Connecticut, U.S.A. with its principal place of business at 15 Secor Road, Brookfield, Connecticut, U.S.A. (“Photronics”) and DNP as its shareholders; and (b) assume all rights and obligations of DPTT by operation of the Business Mergers and Acquisitions Act of Taiwan, including, amongst others, the rights and obligations under the technology license agreement entered into by and between DNP and DPTT as of June 23, 2008, as amended as of June 23, 2011 and an agreed date prior to the Effective Date (collectively, the “Technology License Agreement”);

WHEREAS, in connection with the merger of DPTT into the Company, Photronics and DNP have entered into a Joint Venture Operating Agreement (“JV Operating Agreement”) dated as of 20th  day of November, 2013 and Joint Venture Framework Agreement (“JV Framework Agreement”) dated as of 20th  day of November, 2013.

WHEREAS, DNP who owns certain patents, patent applications, know how and invention disclosures with respect to the Licensed Products (defined below) desires to enter into this Agreement, pursuant to which DNP agrees to continue granting a fully paid-up, non-exclusive, non-sublicensable, non-transferable and non-assignable license to the Company under such patents, patent applications know how and invention disclosures subject to the terms and conditions herein;

WHEREAS, the Company wishes to continue using such license to make, use, distribute or otherwise dispose of Photomasks (as defined below) ;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.  Certain Defined Terms.  The following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person (as hereinafter defined), any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests in such Person, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are authorized or required by law or other governmental action to close in Japan, Taiwan and the United States of America.

“Control”, “Controlled” or “Controlling”, when used in reference to Know-how or Patent Rights, means the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of Know-how or Patent Rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a third party, or misappropriating the proprietary or trade secret information of a third party.

“Effective Date” means the completion date of the merger contemplated under the Merger Agreement.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization.

“Know-how” means any and all technical, scientific, trade, quality assurance, quality control, financial and business information, know-how, trade secrets, materials, manuals, flow sheets, software, including without limitation all methods, protocol, results, analyses, conclusions and other information, data, discoveries, inventions, improvements, processes, regulatory documentation, information and submissions and formulae, whether patentable or un-patentable, provided, however, those which are of general public knowledge and/or those subject to the Patent Rights shall be excluded .

“Improvements” shall mean all enhancements, modifications, and improvements to the Licensed Patents and Licensed Know-how including, but not limited to, enhancements, modifications, and improvements in the form of equipment and devices, software, methods and methodology whether or not patented or patentable.

“License” has the meaning set forth in Section 2.1 herein.

“Licensed Know-how” means the Know-how set forth on Exhibit A attached hereto that are owned or Controlled during the Term of this Agreement by DNP, and other Know-how provided to DPTT by DNP under the Technology License Agreement.

“Licensed Patents” means the Patent Rights set forth on Exhibit B attached hereto that are owned or Controlled during the Term of this Agreement by DNP as well as any Patent Rights claiming priority in whole or part to any Patent Rights set forth on Exhibit B.

“Licensed Products” means Photomasks, to be made, used, distributed or otherwise disposed of by the Company under the License set forth herein, which node is 28  nm or greater.

“Order” means any judicial, administrative or arbitral judgment, order, award, writ, decree, injunction, lawsuit, proceeding or stipulation of any Governmental Authority.

“Party” and “Parties” have the meaning set forth in the introductory paragraph hereof.

“Patent Rights” means patents and patent applications, utility models, industrial design and model applications, integrated circuit layout applications, divisionals, provisional filings and  any proceeding regarding the same, as well as any application or proceeding  in the Territory that is similar to U.S. practice in regard to  reissues, divisions, renewals, reexaminations, extensions, post-grant issuance proceedings, inter partes review, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

“Person” means any natural person, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust, unincorporated organization or other entity.

“Photomasks” means photomasks, repels, repel recertification and associated services  (mask cleaning) and modules (writing and inspection support) used in the manufacture of photomasks used singularly, or in combination, in the manufacturing process of semiconductor integrated circuits.

“Term” means the period commencing upon the completion of the merger contemplated under the Merger Agreement and concluding upon termination of this Agreement pursuant to Article VII herein.

“Territory” means Taiwan.

Section 1.2.  Rules of Construction and Interpretation.

(a)        The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.  Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.

(b)          Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement.

ARTICLE II.
GRANT OF LICENSE

Section 2.1.  License.  In consideration for the royalty payments that have been made pursuant to the Technology License Agreement and other good and valuable consideration, (i) DNP hereby agrees to continue granting, and the Company hereby accepts, a fully paid-up, non-exclusive, non-sublicensable, non-transferable and non-assignable right and license under and to the Licensed Know-how and Licensed Patents to  manufacture  (excluding have made) within the Territory, use, distribute, lease, sell, offer for sale, import and export the Licensed Products within or outside the Territory (“License”) in accordance with the terms and conditions hereof, effective from the completion of the merger contemplated under the Merger Agreement; and (ii) the parties to the agreement agree that the Technology License Agreement shall be superseded and replaced by this Agreement upon the completion of the merger contemplated under the Merger Agreement.

Section 2.2.  Technical Documents. DNP shall furnish the Company with the technical documents containing the Licensed Know-how by the method separately agreed between the Parties.

Section 2.3.   Improvements. If the Company wishes to obtain a license for any Improvements and developments relating to the Licensed Know-how or Licensed Patents which DNP obtains or comes into possession of during the Term of this Agreement in order to manufacture (excluding have made) within the Territory, use, distribute, lease, sell, offer for sale, import and export the Licensed Products within or outside the Territory, the Company shall notify to DNP in writing of its request for the license of particular Improvements, and DNP will  grant the Company a non-exclusive license to use such Improvements subject to the terms and conditions of this Agreement by adding such Improvements to the Licensed Know-how or Licensed Patents. For the avoidance of doubt, the terms and conditions of any license of Know-how and Patent Rights owned by DNP which are necessary to make, use, distribute, lease, sell, offer for sale, import and export Photomasks which node is smaller than 28 nm, shall be separately agreed between the Parties in writing. However it is herein agreed between the Parties that DNP will license to the Company necessary Know-how and Patent Rights owned by DNP for Photomasks with node of 14nm and greater but less than 28nm supplied to United Microelectronics Corporation (UMC), in accordance with the terms and conditions (including but not limited to the royalty amount) separately agreed between the Parties in writing in accordance with the term sheet attached herein as Exhibit C.

Section 2.4.  Subcontracting.  If the Company wishes to subcontract the manufacture of the Licensed Products to any third party, the Company shall provide the information of such subcontractor third party (“Subcontractor”) to DNP, and obtain DNP’s prior written approval.  The Company shall enter into a subcontract agreement with each Subcontractor so as to impose upon them the same obligations as the Company shall assume under this Agreement. The breach of the obligations hereunder by any  Subcontractors (other than DNP) shall be deemed as the breach by the Company, and the Company shall be fully responsible for the breach by any Subcontractors (other than DNP).

Section 2.5.  Further License to Third Parties. The Company acknowledges that DNP has the right to grant or not grant other licenses to the Licensed Know-how and Licensed Patents to its Affiliates and/or any third parties without the consent or knowledge of the Company; provided however, during the term of the JV Operating Agreement and one (1) year after the expiration or termination of the JV Operating Agreement (“Non-competition Period”) , such Affiliate or third party located either within the Territory or outside the Territory cannot manufacture, use, distribute, lease, sell, offer for sale, import or export the Photomasks using the Licensed Know-how within the Territory.  During the Non-competition Period, DNP shall be barred from granting to any third party a license to the Licensed Know-how and Licensed Patents, in settlement of any dispute, claim, suit or demand made by DNP in respect of the alleged infringement or other violation by such third party of any rights in the Licensed Know-how and Licensed Patents (it being the agreement of the Parties hereto that no litigation need be brought by DNP against a third party prior to such a license being granted by DNP) if such license will enable the third party to compete against the Company in the Territory. Notwithstanding the foregoing, DNP may license to any third party to manufacture, use, distribute, lease, sell, offer for sale, import and export the Photomasks using the Licensed Know-how in the Territory in case of joint development consortiums .

Section 2.6.  Marking.  In connection with the Company’s exercise of its rights under the License during the Term hereof, the Company shall comply with applicable patent marking laws with respect to the Licensed Patents, and as otherwise reasonably instructed by DNP.

Section 2.7.  Restrictions. The Company hereby agrees that the Licensed Know-how that is licensed by DNP hereunder shall remain solely at the Company and will not be transferred to Photronics, any other Photronics’Affiliates and Person. The Company will maintain all necessary confidentiality procedures at its sites to ensure no Licensed Know-how is transferred in violation of this Agreement. Nothing in the foregoing should restrict the Company from developing its own technology, provided that such development shall not be in breach of any obligations of the Company hereunder.

Section 2.8.  No Analysis. Without written permission from DNP, no compositional, structural or reverse analysis shall be made of any Licensed Know-how including but not limited to any materials or samples provided by DNP hereunder. If such permission is granted, the results of any analysis will promptly be disclosed only to DNP, and will only be used for the permitted purpose.

ARTICLE III.
ROYALTIES

Section 3.1.  The Parties acknowledge and agree that the royalties in consideration for the use of Licensed Know-how and Licensed Patents as well as Improvements related thereto requested by the Company in order to cure the defects in the Licensed Know-how in accordance with DNP’ s representation and warranties under Section 5.1 and have the Company continue to be qualified under the process of record   for the customer to the extent the qualified specification is not changed (and the   definition of such specification change to be separately agreed between the Parties), will be furnished by DNP to the Company hereunder, are fully paid-up under the Technology License Agreement, and therefore no further royalty payment is required under this Agreement. Any other Improvements other than as set forth above requested by the Company will be granted pursuant to terms and condition negotiated by the Parties at the time of the request.

ARTICLE IV.
CONFIDENTIALITY

Section 4.1.  The Company agrees that during the Term hereof and thereafter, it shall keep the Licensed Know-how strictly confidential by employing appropriate measures and shall not, without prior written consent of DNP, (i) disclose, sell, assign, or divulge such Licensed Know-how in any manner to anyone, with the exception of disclosure on a strictly need-to-know basis to its employees, and (ii) use the Licensed Know-how for any purpose other than this Agreement.

Section 4.2.  Upon expiration or termination of this Agreement, the Company shall forthwith return or destroy in an appropriate manner, as requested by DNP, all documents and electronic data (including all copies, summaries, excerpts thereof) containing, or derived or produced partly or wholly from the Licensed Know-how.

Section 4.3.  The Company agrees to take all appropriate measures to comply with Article 4.1 above, including but not limited to the following: the Company shall procure the personnel of the Company who have access to the Licensed Know-how under this Agreement to execute a confidentiality agreement in which the terms and conditions are identical to those of Section 4.1 above.

Section 4.4.  The Company agrees that in the event the Company has been conclusively proven to have breached any of the terms of this Article 4 hereof and such breach causes direct damages to DNP, the Company will pay to pay DNP as liquidated damages an amount of US $15,000,000 per breach with a cumulative maximum amount payable by the Company hereunder of US $30,000,000.

ARTICLE V.
REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

Section 5.1.  Title and Contest.   DNP represents and warrants for a period of three (3) years from the Effective Date that, to the knowledge of DNP, (i) DNP owns all right, title, and interest in and to the Licensed Know-how and Licensed Patents, and has the right and ability to grant the License, in each case free and clear of any liens or encumbrances, and (ii) the License granted to the Company hereunder will provide and contain everything that is reasonably necessary or advisable for the Company to continue to manufacture what DPTT currently manufactures. Furthermore DNP hereby covenants and agrees that during such three (3) years, if such License does not contain everything that is reasonably necessary including software for the Company to continue to manufacture what DPTT currently manufactures, DNP will use reasonable efforts to try to obtain the rights for the Company to continue to manufacture what DPTT currently manufactures.

Section 5.2.  Disclaimer. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN SECTION 5.1 ABOVE, THE LICENSED KNOW-HOW AND LICENSED PATENTS ARE PROVIDED “AS-IS” AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. DNP SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED KNOW-HOW AND LICENSED PATENTS LICENSED BY DNP HEREUNDER.

Section 5.3.  Non-contravention.  Each Party represents and warrants that the execution of this Agreement and the grant of the License hereunder will not conflict with, or result in any breach of or constitute a default under any contract by which that Party is bound, or violate or conflict with any Order.

Section 5.4.  No Challenge.  The Company agrees that at no time shall it challenge directly or indirectly or assist anyone else in challenging directly or indirectly the validity and/or enforceability of any claim of any of the Licensed Patents at any time.

Section 5.5.  Use of Licensed Patents; No Permitted Sublicensing.   The Company represents and warrants that it shall only use the Licensed Know-how and Licensed Patents for its own account, and the Company is not permitted hereunder to sublicense the Licensed Know-how and Licensed Patents for use by any other third party or Person.

Section 5.6.  Limitation of Liability.  IN NO EVENT WILL DNP HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA, OR LOSS OF USE, EVEN IF DNP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE CUMULATIVE LIABILITY OF DNP FOR DAMAGES HEREUNDER WILL BE SUBJECT TO THE INDEMNIFICATION BASKET AND CAP ON LIABILITY AS SET FORTH IN THE JV FRAMEWORK AGREEMENT.

Section 5.7 Additional Information.   Resist coating process for blanks is excluded from the Licensed Know-how and shall not be transferred, however, basic information of the material and thickness of resist (not the coating process) will be provided by DNP  upon Company’s  request , provided that the Company will not disclose such basic information of the material and thickness of resist to any blanks manufacturer.

ARTICLE VI.
PROSECUTION AND MAINTENANCE AND ENFORCEMENT

Section 6.1.  Prosecution and Maintenance.  DNP shall have sole responsibility and discretion with respect to prosecution, issuance and maintenance of the Licensed Patents.

Section 6.2.  Enforcement.  During the Term, the Company shall promptly provide written notice to DNP of any infringement of any Licensed Patents of which it becomes aware, including in such notice a reasonable level of detail regarding such infringement.

Section 6.3.  Cost of Action.  Unless the Parties otherwise agree, the total cost of any such action commenced by DNP, shall be borne by DNP (but excluding fees and expenses charged by separate counsel, if any, engaged by the Company).  Except as the Parties may otherwise agree in writing, any damages or settlement payments resulting from any such action commenced as set forth above, whether in an out-of-court settlement or through legal adjudication of such action, and at any time, shall be retained by DNP.

Section 6.4.  Cooperation.  In any infringement action that DNP may institute pursuant to this Article 6 during the Term of this Agreement, the Company hereto shall, at the request of DNP and at DNP’s sole cost, cooperate reasonably in the prosecution of such action.

ARTICLE VII.
TERM; TERMINATION

Section 7.1.  Term.  The term of this Agreement shall commence on the Effective Date and, shall continue unless terminated in accordance with the provisions of Section 7.2.

Section 7.2.  Termination.

(a)          DNP shall have the right to forthwith terminate this Agreement in the event of: (i) the voluntary of involuntary filing of a petition, order or other decree in bankruptcy by or against the Company, or the commencement of any proceedings, under court supervision or otherwise, for the liquidation of, reorganization of, or composition, extension, arrangement or readjustment of the obligations of the Company, or filing of any petition therefore; (ii) breach of Section 4.1 of this Agreement; (iii) the Company , directly or indirectly, commences or attempts to commence any legal proceeding (including, without limitation, any lawsuit in court, administrative proceeding, and petition, claim, filing or other action for administrative act) to contest or dispute, or cause or assist others in any legal proceeding to contest or dispute, the title, patentability, or validity of any Licensed Patent or any claim therein; or (iv) any share in the Company is directly or indirectly owned by any competitor of DNP other than Photronics (which are Hoya Corporation, Toppan Printing Co., Ltd., The Advanced Mask Technology Center GmbH Co. KG, Taiwan Mask Corp. , Compugraphics USA, Inc. and their respective Affiliates ).  Upon such termination the Company will not be able to manufacture Photomasks using the Licensed Know-how licensed hereunder. Such termination will be effective immediately by DNP giving written notice of termination to the Company.

(b)        Subject to Section 7.2(a), DNP shall have the right to terminate this Agreement by giving thirty (30) days’ written notice to the Company if the Company becomes in default of any obligation hereunder and cannot cure such breach within forty-five (45) days of receiving written notice of such breach.  Further, DNP will be entitled to terminate this Agreement if  (i) the Company’s board meeting  passes a resolution for its merger, spin-off, corporate division, or any other similar corporate reorganization;  (ii) the whole or substantial part of the Company’s Photomask business or property, or majority part of the Company’s share or other right representing the right to vote for the election of directors, is transferred to or otherwise in possession of an entity or entities other than the entity having them at the time of Effective Date and such transfer is not to a competitor of DNP other than Photronics (which are Hoya Corporation, Toppan Printing Co., Ltd., The Advanced Mask Technology Center GmbH Co. KG, Taiwan Mask Corp. , Compugraphics USA, Inc. and their respective Affiliates ); (iv) the Merger Agreement is terminated or otherwise ceases to be in effect; or (v) the JV Operating Agreement entered into by and between DNP and Photronics dated as of 20th  day of November, 2013 and/or any Transaction Documents (excluding the Outsourcing Agreement) defined therein is expired, terminated, or otherwise ceases to be in effect.

Subject to Section 7.2 (a), upon the termination under this Section 7.2(b), the Company will have a perpetual, non-exclusive, non-sublicensable, non-assignable and non-transferable license to use in compliance with the provisions of this Agreement, the Licensed Know-how transferred to the Company before such termination and the Licensed Patent.
ARTICLE VIII.
MISCELLANEOUS

Section 8.1.  Publicity.  Except as otherwise required by law, legal process or stock exchange rules, neither Party shall issue any press release or make any public announcement or disclosure related to the Agreement or the transactions contemplated hereunder without the prior agreement of the other Party, including with respect to the content of such release, announcement or disclosure (and, with respect in any legally required announcement, DNP and the Company shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

Section 8.2.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given and effective (a) when delivered, if delivered in person, (b) when transmitted by telecopy (with confirmation of transmission received), (c) three (3) Business Days after mailing, if mailed by certified or registered mail (return receipt requested and obtained) or (d) one (1) Business Day after transmitted, if transmitted by a nationally recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company

Photronics Semiconductor Mask Corporation
1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park,
Taiwan, R.O.C
Attention:  President
Facsimile: 886-3-5678158

With a copy (which shall not constitute notice) to:

Photronics, Inc.
15 Secor Rd.
Brookfield, CT 06804 USA
Attention:  Richelle Burr
Facsimile: (203)775-5601

If to DNP

Dai Nippon Printing Co., Ltd.
1-1-1, Ichigaya-Kagacho, Shinjuku-ku, Tokyo 162-8001, Japan
Telephone: +81-3-5225-8833
Fax: +81-3-5225-8899
Attention:  General Manager of Fine Electronics Operations

With a copy (which shall not constitute notice) to:

Lee and Li, Attorneys-at-Law
7F, 201 Tun Hua No. Road
Taipei, Taiwan 10508, the Republic of China
Telephone: +886-2-27153300 ext. 2707/2157
Fax: 886-2-25149841
Attention：Arthur Li/James Huang
Email: arthurli@leeandli.com/jameshuang@leeandli.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.2.

Section 8.3.  Expenses.  Except as otherwise expressly set forth in this Agreement, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

Section 8.4.  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof.  For the avoidance of doubt, the Technology License Agreement shall be superseded and replaced by this Agreement upon the completion of the merger contemplated under the Merger Agreement in accordance with Section 2.1 above. Each exhibit hereto shall be considered incorporated into this Agreement.

Section 8.5.  Non-Waiver.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

Section 8.6.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 8.7.  Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

Section 8.8.  Assignability.  The Company shall not assign, pledge or otherwise dispose of its rights or delegate its obligations under this Agreement in whole or in part without the prior written consent of DNP.

Section 8.9.  Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.

Section 8.10.  Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 8.11.  Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with applicable laws.

Section 8.12.  Survival. The terms and conditions of Article I (to the extent necessary to give effect to this Section 8.12), Section 2.7, 2.8, Article III, Article IV, Article V and Sections 7.2, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.12, 8.14, 8.15, 8.16 and 8.17 of this Agreement shall survive any termination hereof.

Section 8.13.  Relationship of Parties.  Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

Section 8.14.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of Taiwan without reference to the choice of law principles thereof.

Section 8.15.  Arbitration. In the event of any dispute, controversy or claim arising out of or in connection with this Agreement (each, a “Dispute”), the Parties shall use their reasonable efforts to resolve such Dispute within a period of ninety (90) days commencing from either Party’s receipt of a notice from the other Party stating the existence of a Dispute. In the event any such Dispute is not resolved, either Party may refer such Dispute to arbitration in Taipei, Taiwan before one (1) arbitrator appointed in accordance with the ROC Arbitration Law and the Arbitration Rules of the ROC Arbitration Association. The arbitration proceeding shall be conducted in English. The award thereof shall be final and binding upon the Parties hereto.  Judgment upon such award may be entered in any court having jurisdiction thereof.

Section 8.16.  Equitable Relief.  The Company acknowledges and agrees that damages alone would be insufficient to compensate DNP for a breach by the Company of this Agreement and that irreparable harm would result from a breach of this Agreement.  The Company hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

Section 8.17.  Language.  The official language of this Agreement exclusively shall be, and all communications and agreements between the Parties exclusively shall be made in, the English language.  The Parties hereto waive any rights they may have under any other law to have this Agreement written in another language, and any translation of this Agreement will be solely for the convenience of the Parties.

Section 8.18.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed this  Agreement as of the Effective Date.

Dai Nippon Printing Co., Ltd.

By:
Name: Koichi Takanami
Title: Executive Vice President

Photronics Semiconductor Mask Corporation

By:
Name: Frank Lee
Title: President

License Agreement (DNP – PSMC) Signature Page

EXHIBIT A

LICENSED KNOW-HOW

1. Licensed Know-how Provided by Document

2. Licensed Know-how Other Than Document

No.	Item	Description	Transfer Status	Transfer Method
1	Improvement of dry etcher parts	Technology for improvement of the dry etcher parts which is the generation source of foreign materials	Done	Incorporated into tools (VLRGIII)
2	Improvement of development machine	Development high-efficiency, Prevention technology for development-induced appearance defect	Done	Incorporated into tools(SFD)
3	Cleaning condition optimization	Cleaning method which prevents causing change in optical property of phase shift mask in mask cleaning	Done	Incorporated into tools (WULF)
4	Blank storage technology	Technology maintaining the quality of resist-coated blank	Done	Incorporated into tools (N2-Storage)
5	Software for EB writing correction	Technology controlling process variation error and enabling manufacture of high-resolution products	EBM6000:Done EBM8000:Will complete after EBM8000 Installation	Software installation

＊　Resist coating process for blanks is excluded from the Licensed Know-how and shall not be transferred, however, basic information of the material and thickness of resist (not the coating process) will be provided by DNP  upon Company’s  request , provided that the Company will not disclose such basic information of the material and thickness of resist to any blanks manufacturer.

EXHIBIT B

LICENSED PATENTS

Country	Patent No.
Taiwan	200405121

EXHIBIT C

Technology Node Greater than or Equal to 14nm and Less than 28nm Transfer Term Sheet

1. Basic license provisions of technology node greater than or equal to 14nm but less than 28nm (hereinafter defined as "14<28nm Technology") are same as 28nm license agreement, unless otherwise provided in this Term Sheet.

2. Transfer of 14<28nm Technology for UMC to Company will be initiated no later than the second half of calendar 2014~~.~~ The Parties acknowledge that 28nm critical manufacture transfer may take priority over 14 nm <28nm Technology during the second half of calendar 2014.

3. Transfer of 14<28 nm Technology for UMC will be completed within twelve (12) months from date of commencement of transfer (the “Transfer Period”), subject to Clause 5 of this Term Sheet.  The Parties expect that the14nm<28nm Technology will be evolving during the Transfer Period.  Therefore, the goal of the technology transfer will be to enable the Company to produce photomasks for UMC 14<28nmnm node meeting the same technical specifications as those made in DNP Japan and to shift all further development of the 14nm<28nm) Technology for UMC to the Company.

 4.  14 nm technology ( or 14<28 nm Technology ) for UMC will be transferred in the following two (2)  phases.
Phase 1 will be complete when the Company is capable of producing UMC 14nm class photomasks meeting the same specifications as those made by DNP in Japan.
Phase 2 will be complete when development masks are being shipped to UMC by the Company, UMC accepts 14nm node development reticle supply from the Company .

5. Compensation amount for the transfer of 14<28 nm Technology will be reviewed and approved by Company Board of Directors prior to issuance of purchase order to DNP.  Company Board of Directors will use good faith efforts to resolve compensation amount owed to DNP for transfer. If transfer of 14<28 nm Technology for UMC is not completed within the original twelve (12) month Transfer Period, the Parties will mutually agree upon whether to : (i) have the Company cancel the remaining 14<28 nm Technology transfer and re-issue the purchase order in accordance with such cancellation, or (ii) extend the Transfer Period . If additional work beyond the Transfer Period for the 14<28 nm Technology is requested by the Company, then a separate purchase order will be created and approved by the Company Board of Directors prior to issuance to DNP.

6. DNP will use good faith efforts to ensure that royalty amount DNP will be compensated for the transfer of 14<28 nm Technology only includes costs incurred in developing 14 <28 nm Technology. Compensation for such costs will be for customers in Taiwan only.

7. Compensation for the 14<28 nm Technology development will be paid to DNP on a sales/use based or other royalty payment structure to be agreed between the Parties, provided that such structure shall compensate DNP for the relevant 14<28 nm Technology development within a three (3) year period of time.

8. DNP will provide the Company with an estimate of the development costs for the relevant 14<28 nm Technology, and the transfer for such technology is initiated after the Company issues a purchase order to DNP.

Improvements to 14<28nm Technology licensed to the Company will be negotiated between DNP and the Company at time the Company needs Improvements.

9. Blanks : DNP will supply Company with coated blanks to make 14<28 nm Technology product for indefinite period of time, unless the resist coating process is transferred to Company or alternative product (including third party product) is available.  DNP will charge Company the best commercial competitive market price or DNP’s sales price of blanks to DPTT, whichever is lower.  DNP will make its best efforts to supply alternative product in the event DNP is not capable of supplying due to act of God or Force Majeure.